EXHIBIT 10.2.2

WATER AND UTILITIES JOINT USE AGREEMENT

This WATER AND UTILITIES JOINT USE AGREEMENT (“Agreement”) is made and entered into effective as of the Closing Date, by and between EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company (“EMMR”) and KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company (“KEM”). EMMR and KEM are sometimes referred to as the “Parties”, or individually as a “Party”.

R E C I T A L S

A. On the Closing Date, Eagle Mountain Acquisition, LLC (“EML”) purchased KEM from CIL&D, LLC (“CIL&D”) pursuant to that certain Purchase and Sale Agreement between Eagle Mountain Acquisition LLC, CIL&D and certain other parties dated June 25, 2015 (the “PA”). KEM owns or controls certain real property, mining claims, rights-of-way, easements, buildings, houses, facilities, and mining rights, minerals, rock, rock products and other items related to the Eagle Mountain mine located in Riverside County, California (collectively the “Eagle Mountain Property”) as described in EXHIBIT “A” attached hereto and incorporated herein by this reference.

B. Eagle Crest Energy Company (“Eagle Crest”) is the developer of hydro-electric and water storage projects that, along with other activities related thereto, would be developed, constructed, maintained and operated on portions of the Eagle Mountain Property as described in EXHIBIT “B” attached hereto (the “Project”).

C. In order to effectuate the transactions contemplated by the PA, in addition to this Agreement, the Parties are entering into the following documents relating to the Eagle Mountain Property: (i) Mining Lease and Agreement (the “Mining Agreement”), (ii) Eagle Mountain Railroad Agreement (the “Railroad Agreement”) and (iii) Master Access and Joint Use Agreement (the “Access Agreement”) (collectively with this Agreement, the “Transaction Agreements”). The exercise of the rights and performance of the obligations of EMMR pursuant to the Mining Agreement, the Railroad Agreement and the Access Agreement require from time-to-time the use of certain utilities such as water, gas and electricity.

D. On or serving the Eagle Mountain Property are various utility systems, facilities and equipment which provide, deliver, or serve water, electricity, gas, sanitary sewer, phone, flood control and surface water control, and fuel services (all such items and services are collectively referred to herein as “Utilities”) for the benefit of the Eagle Mountain Property and the activities now or in the future conducted thereon or associated therewith. Such utility systems, facilities and equipment include, but are not limited to, active and inactive groundwater production wells (the “Wells”), upatented mill sites and rights of way (each to the extent owned by KEM and associated with the Wells), pumping rights, booster stations, a four million gallon reservoir, a one million gallon reservoir, and two 500,000 gallon storage reservoirs/tanks (collectively with the Wells, the “Water System”), two electrical substations (one owned by Southern California Edison), electrical distribution lines, transformers, a sewage/waste water treatment plant, a high pressure natural gas line, a 20,000 gallon diesel tank and related dispensing equipment, drains, pipes, culverts and ditches used for flood and surface water control, along with associated lines, connections, valves, pumps, pipelines, and other similar facilities and equipment as generally depicted in EXHIBIT “C” (collectively the “Utility Systems”). The Utility Systems include those changes, alterations, replacements and improvements made to the Utility Systems made in the future. The Utility Systems do not, however, include any water wells, pipelines, water treatment facilities, and electrical generation and distribution facilities which are built or installed by KEM or Eagle Crest after the Closing Date only for the purposes of developing, constructing and operating the Project unless the Parties otherwise agree in writing.

E. Most of the Eagle Mountain Property overlies the Chuckwalla Groundwater Basin (the “Chuckwalla Basin”). As of the date of this Agreement, the Chuckwalla Basin has not been adjudicated. From 1965 to 1985, approximately 3,555 annual acre feet of groundwater was pumped from the Chuckwalla Basin in connection with the operation of the Eagle Mountain mine and the Eagle Mountain townsite located on the Eagle Mountain Property (collectively the “Mine”), and related activities. In addition, from 1960 to 1985, approximately 2,694 annual acre feet of groundwater were pumped from the Pinto Basin in connection with the Mine and related activities. Notwithstanding anything to the contrary contained herein, these historical amounts are not intended to create any expectation of future water supply to either Party.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. CONFIRMATION AND INCORPORATION OF RECITALS. The above Recitals and the definitions provided therein hereby incorporated into and made a part of this Agreement.

2. DEFINITIONS. In addition to the terms defined in the above Recitals and elsewhere in this Agreement, for purposes of this Agreement the terms set forth below shall have the following meanings:

2.1 “AFFILIATE” shall mean with respect to any person or entity, another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. With respect to KEM, on and after the Closing Date, KEM’s Affiliates shall be deemed to include, but are not limited to, Eagle Mountain, LLC, Eagle Mountain Acquisition LLC and Eagle Crest and their respective successors and assigns. With respect to EMMR, EMMR’s Affiliates shall be deemed to include, but are not limited to, CILD and Lake Tamarisk Development, LLC and their respective successors and assigns.

2.2 “CLOSING DATE” shall mean the date on which EML acquires KEM pursuant to the PA.

2.3 “CONSTRUCTION PERIOD” shall mean the period of time during which there is actual material construction of the Project on the Eagle Mountain Property; provided, that the Project Construction Period shall not commence any earlier than the date of the closing and funding of the construction financing for the Project and the Construction Period shall not extend at the latest beyond the commercial operation date of the final generating unit of the Project; provided, that if after the commercial operation of the first generating unit of the Project construction work on the Project on the Eagle Mountain Property ceases for a period of more than ninety (90) consecutive days, the Construction Period shall be deemed to have ended.

2.4 “ENVIRONMENTAL LAWS” shall mean those Laws that relate to or regulate Hazardous Materials or relate to or regulate any activity involving Hazardous Materials relating to pollution, natural resources damages or the environment or the use or release into the environment of any Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C.

Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections § 300 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local laws, including the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Sections 25249.5 et seq.), the Porter Cologne Water Quality Control Act (California Water Code, Sections 13000 et seq.) and the Surface Mining and Reclamation Act (Public Resources Code, Sections 2710 et seq.), and the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), and the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.).

2.5 “HAZARDOUS MATERIALS” shall mean: (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “waste,” “pollutant,” “contaminant,” or similar characteristic pursuant to any federal, state or local statute, law, ordinance, resolution code, rule, regulation, order or decree as now or at any time hereafter may be in effect during the term of this Agreement, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.) and Sections 25117 and 25316 of the California Health and Safety Code; and (ii) petroleum or crude oil other than petroleum and petroleum products which are wholly contained within equipment, regularly operated motor vehicles and approved containers or tanks.

2.6 “KEM RAILROAD PROPERTY” shall mean that portion of the Eagle Mountain Property occupied by or to be used by the Railroad and certain rights-of-way for the benefit of the Railroad, all as described in Exhibit “D” attached hereto.

2.7 “LAWS” shall mean any federal, state, or local, statute, constitution, rule, regulation, ordinance, permit, license, requirement, concession, grant, franchise, agreement, or approval or any determination, judgment, injunction, order of any governmental authority or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of, any of the foregoing, that has jurisdiction over the Utilities, Utility Systems and their operation, repair, maintenance, restoration, improvement or use, or the Project (but solely with respect to KEM or its Affiliates and not with respect to EMMR) at any level of federal, state or county government (including agencies thereof), whether in effect as of the date hereof or thereafter and in each case as amended (including any of the foregoing pertaining to land use or zoning restrictions).

2.8 “OPERATIONS AREA” shall mean that area on the Eagle Mountain Property as more specifically described in EXHIBIT “E” attached hereto and incorporated herein by this reference.

2.9 “PROJECT BOUNDARIES” shall mean the boundaries of the Project on the Eagle Mountain Property as described in EXHIBIT “B”, as such boundaries may be reasonably updated by KEM from time to time in connection with the development, construction, operation and maintenance of the Project as approved by the Federal Regulatory Commission.

2.10 “PROJECT INTERFERENCE” shall mean (i) at any time prior to the end of the Construction Period, any delay, interference or conflict arising from EMMR’s activities under this Agreement (including the use of the Utilities or Utility Systems) with (A) the planning (which, in this Agreement in all instances, refers to physical access and use of the Eagle Mountain Property reasonably necessary or reasonably expedient to the preparation of Project-related engineering reports, surveys (including geotechnical surveys), plans, and specifications, as well as those site assessment activities reasonably necessary or reasonably expedient to the implementation of the Project and obtaining financing therefor) or (B) KEM’s physical access to and use of the Eagle Mountain Property for the construction of the Project, in a manner that could reasonably be expected to have an adverse impact on the Project’s construction schedule or budget, in each case as reasonably determined and in good faith by KEM; and (ii) after the Construction Period, any delay, interference or conflict with KEM’s physical access to and use of the Eagle Mountain Property for the operation or maintenance of the Project that could reasonably be expected to have a material impact on the Project’s operation and/or operating budget or otherwise materially adversely affect the economic returns of the Project, in each case, after taking into account any mitigations proposed by EMMR. For purposes of this defined term, an impact shall be presumed to be material if the reasonably expected economic impact upon the Project equals or exceeds $100,000 or if such impact could reasonably be expected to interrupt the operation of the Project.

2.11 “ROCK AREAS” shall mean those areas on the Eagle Mountain Property outside the Project Boundaries on which rock, rock products or mining overburden have been placed, stockpiled or dumped.

2.12 “TAILINGS AREA” shall mean that area on the Eagle Mountain Property as more specifically described in EXHIBIT “F” attached hereto.

3. GRANT OF USE AND SERVICE. In addition to any other rights granted pursuant to other Transaction Documents, subject to the provisions of Section 5 of this Agreement and any applicable specific provision of a Transaction Document, KEM hereby grants to EMMR the right to receive and use Utilities and to use the Utility Systems within the Operations Area, Rock Areas and Tailings Area as reasonably necessary in order to exercise EMMR’s rights and perform EMMR’s obligations under the Mining Agreement, Railroad Agreement and the Access Agreement. In addition, as provided in this Agreement or in any other Transaction Document, EMMR shall have a right of entry over those lands on which the Utility Systems are located as reasonably necessary to utilize the Utility Systems as well as undertake any additions, repairs or maintenance to the Utility Systems that it may make.

4. PRIORITY OF USE OF WATER. The priority of use of water from the Wells and Water System shall be as follows: (i) First, to KEM for use at the Eagle Mountain Property up its highest level of historical, annual use for non-mining activities over the five (5) years prior to the Effective Date; (ii) Second, to the Eagle Mountain School up to its highest level of historical, annual use over the five (5) years prior to the Effective Date; (iii) Third, to EMMR for use in connection with Above-Ground Mining Activities (as defined in the Mining Agreement), not to exceed 1,000 acre feet per year without further approval by KEM and without further agreement between KEM and EMMR regarding any reasonably necessary capital or operational upgrades; and (iv) Fourth, thereafter to KEM for any reasonable use. Beyond the priority of use of water as provided in this Section 4, there shall be no priority of use of the Utilities or the Utility Systems; provided however, that EMMR’s use of the Utilities and Utility Systems shall not be permitted to create Project Interference; provided further that there shall be a presumption that the current level and manner of use of the Utilities and the Utility Systems by EMMR does not result in Project Interference. Notwithstanding the priority of use described herein, nothing in this Agreement shall guaranty any Party the same quantity of water as delivered by Wells and Water Systems as of the date of this Agreement. To the extent any Party requires more water than such Party receives from the Wells and Water Systems in their then-existing state, upgrades and improvements may be performed pursuant to the terms of Section 9 below.

5. COLLABORATION, COORDINATION AND OPERATION PROBLEMS. KEM and EMMR agree to work in good faith and to make commercially reasonable efforts to minimize Project Interference and in their joint use and simultaneous use of the Utilities and Utility Systems, including their access to and through the Operations Area, Rock Areas and Tailings Area. However, if Project Interference cannot be commercially reasonably avoided or resolved, then the Project shall have priority of use and access and EMMR shall cease or modify any activity that is causing any Project Interference. In the event of any operational problem involving any of the Utility Systems, either Party shall notify the other Party as soon as reasonably possible. If the situation is not corrected by the Party responsible for the repair under Section 7 below within forty-eight (48) hours following such notice, the non-responsible Party may take such actions and expend such sums as reasonably necessary to correct the operational problem and to comply with applicable requirements of Laws. All costs expended by a Party to correct an operational problem which was the responsibility of the other Party as provided herein shall be for the other Party’s account and the other Party shall reimburse the correcting Party within thirty (30) days of being tendered the reasonable costs to cure with reasonable supporting documentation.

6. COMPENSATION FOR USE OF UTILITIES. EMMR shall reimburse KEM for the Utilities actually used by EMMR or any of its employees, agents, consultants, contractors, subcontractors and representatives (collectively “EMMR Parties”) at KEM’s actual cost of the Utilities, without mark-up or profit. EMMR shall pay for the Utilities it uses within thirty (30) days following the receipt of an invoice therefore. In the event any invoice is not paid as provided herein, it shall accrue interest at the rate of ten percent (10%) per annum until paid in full.

7. PAYMENT OF MAINTENANCE AND REPAIRS GENERALLY. Except as otherwise provided herein (including but not limited to the provisions of Section 9 below) and except as the Parties may otherwise agree in writing, KEM shall be responsible at its sole cost and expense for the repair and maintenance of the Utility Systems in order to keep the Utility Systems in substantially their same, current condition and functioning at their current capacity. However, if EMMR or EMMR Parties are using the Utilities and Utility Systems in a significant manner (with respect to either quantity or frequency), each Party shall then pay its respective “fair share” (based on intensity of use) of the actual cost of the repairs and maintenance of the Utility Systems during the period of such use. Each Party’s fair share for maintenance shall be mutually determined by EMMR and KEM; provided, however, that if the Parties are unable to agree as to a fair share allocation within (60) days after written notice by a Party requesting negotiation of a fair share allocation, the fair share of each Party shall be determined as follows: the total maintenance or repair cost for a particular Utility System shall be calculated for the proceeding twelve (12) months (or for such other appropriate applicable shorter period of time) and such total amount shall be allocated between the Parties based upon the ratio of each the Utilities used or consumed by each Party (which shall include the use by each Party’s employees, agents, contractors, subcontractors and representatives) to the total Utilities used or consumed during such time period. If a Party’s usage of a particular Utility is not known, the Parties shall agree in good faith on a reasonable estimate of the total for each Party. Each Party’s percentage shall then be applied as such Party’s fair share of the maintenance and repair costs incurred for the particular Utility System during the applicable period. For example, if EMMR is the only Party that actually uses natural gas during the applicable time period, EMMR would be responsible for one hundred percent (100%) of the repairs and maintenance of the particular Utility System for natural gas. As another example, if EMMR uses 1,000,000 gallons of water and KEM uses 4,000,000 gallons of water during an applicable period, EMMR’s proportional fair share would be twenty percent (20%) calculated as 1,000,000/5,000,000 and KEM’s proportional fair share would be eighty percent (80%) calculated as 4,000,000/5,000,000. Each Party agrees to provide and grant access to the other Party on a confidential basis to all records that are required to determine a Party’s fair share, if the Parties are not able to reach mutual agreement as to each Party’s fair share. Each Party shall be responsible, at its sole cost and expense, for the repair of any damage (other than wear and tear associated with normal use) it causes to the Utility Systems, including any damage caused by its own negligence or that of its employees, agents, contractors, subcontractors or representatives.

8. RESERVED.

9. IMPROVEMENTS TO UTILITY SYSTEMS. KEM and EMMR shall have the right to upgrade and improve any or all of the Utility Systems to increase capacity or performance. The Party desiring to upgrade and/or improve a particular Utility System shall: (i) submit detailed plans and timeline for such upgrade or improvement (a “Work Plan”) to the other Party for review, and only in the case that EMMR is the Party proposing such upgrade or improvement, approval by KEM, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) shall pay the full costs of the upgrade and/or improvement unless the Parties enter into a written agreement that provides otherwise. The Party receiving the proposed Work Plan shall have up to thirty (30) days in which to review and provide comments. Nothing in the Agreement shall compel or obligate either KEM or EMMR to upgrade or improve a Utility System. For the avoidance of doubt, it shall not be deemed unreasonable for KEM to withhold its approval of a particular Work Plan if such Work Plan could be reasonably expected to cause Project Interference. Any improvements and activities performed pursuant to an approved Work Plan shall still be subject to the terms of Section 5 above.

10. DOCUMENTATION OF MODIFICATIONS. The Parties will appropriately document any rehabilitation, repairs, maintenance, improvement or upgrades the Utility Systems and provide such information to each other.

11. LIENS

11.1 EMMR’S OBLIGATIONS WITH RESPECT TO LIENS. EMMR shall not suffer or permit to be enforced against the Eagle Mountain Property, or any part thereof, any mechanics’, materialmen’s, contractors’ or subcontractors’ lien arising from its use of the Utility Systems or any other work performed on behalf of or for the benefit of EMMR related to the Utility Systems (other than inchoate liens that arise by operation of law but which are not presently exercisable). EMMR shall pay or cause to be paid all of said liens, or demands before any action is brought to enforce the same against the Eagle Mountain Property. Notwithstanding anything to the contrary set forth above, if EMMR shall in good faith contest the validity of any such lien, claim or demand, then EMMR shall, at its expense, defend itself and KEM against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the Eagle Mountain Property, but only upon the condition that if KEM shall so require, EMMR shall procure and record or furnish to KEM a surety bond or other acceptable security satisfactory to KEM in an amount at least equal to such contested lien, claim or demand indemnifying KEM against liability for the same, and holding the Eagle Mountain Property free from the effect of any such lien or claim. KEM reserves the right at any time and from time to time to post and maintain on said Eagle Mountain Property or any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect KEM against liability for all such liens and claims.

11.2 KEM’S OBLIGATIONS WITH RESPECT TO LIENS. KEM shall not suffer or permit to be enforced against the Utility Systems, or any part thereof, any mechanics’, materialmen’s, contractors’ or subcontractors’ lien arising from the activities of KEM or any other work performed on behalf of or for the benefit of the Project (other than inchoate liens that arise by operation of law but which are not presently exercisable). KEM shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the Utility Systems. Notwithstanding anything to the contrary set forth above, if KEM shall in good faith contest the validity of any such lien, claim or demand, then KEM shall, at its expense, defend itself and EMMR against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the Utility Systems but only upon the condition that if EMMR shall so require, KEM shall procure and record or furnish to EMMR a surety bond or other acceptable security satisfactory to EMMR in an amount at least equal to such contested lien, claim or demand indemnifying EMMR against liability for the same, and holding the Utility Systems free from the effect of any such lien or claim. EMMR reserves the right at any time and from time to time to post and maintain on said Utility Systems any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect EMMR against liability for all such liens and claims. Notwithstanding anything to the contrary herein and for the avoidance of doubt, nothing in this Section 11.2 shall preclude in any way KEM’s rights to grant a lien to its Financing Parties in connection with the financing or refinancing of the Project. For the purposes of this Agreement, “Financing Parties” means, with respect to KEM, the agent or lead bank and any other financial institutions party to a loan agreement, indenture, credit agreement, hedge agreement, tax equity financing documents or other debt, equity or other type of financing instrument with KEM, which may be secured in part by KEM’s share of, or interest in, the Project or all or a portion of KEM’s interest in the Eagle Mountain Property. Financing Parties shall not include any Affiliate of KEM.

12. LEGAL COMPLIANCE AND LICENSES

12.1 EMMR’S COMPLIANCE WITH LAWS AND LICENSES. Except as otherwise provided in this Agreement or in other Transaction Agreements, EMMR, shall at its cost and expense comply with the Laws applicable to its actual use as well as any maintenance, rehabilitation, repair or modification of the Utility Systems.

12.2 KEM’S AND EAGLE CREST’S COMPLIANCE WITH LAWS. At their respective cost and expense, KEM and Eagle Crest, as applicable, shall (i) use commercially reasonable efforts to maintain the rights-of-way, easements, licenses, consents, permits and approvals currently in place for the Utility Systems, (ii) maintain and operate the Utility Systems in accordance with the terms and conditions of such rights-of-way, easements, licenses, consents permits and approvals and (iii) pay all annual and other costs related thereto, subject to reimbursement by EMMR pursuant to the terms of this Agreement; provided, however, that nothing herein shall limit KEM’s right to surrender a mining claim in accordance with Section 16 of the Mining Agreement, however KEM shall not voluntarily surrender a mining claim on which any of the Utility Systems are currently located.

13. USE TO BE CONDUCTED IN ACCORDANCE WITH ENVIRONMENTAL LAWS.

13.1 COMPLIANCE WITH ENVIRONMENTAL LAWS. Any use of the Utility Systems by EMMR or by KEM shall be in compliance with the Environmental Laws applicable to their respective activities. EMMR shall limit its use, generation, storage, treatment, transportation and handling in connection with EMMR’s use of the Utility Systems to those Hazardous Materials, and to quantities thereof that are reasonably necessary to perform activities permitted under the Mining Agreement, Railroad Agreement and this Agreement. Neither EMMR nor KEM shall cause or permit any Hazardous Materials to be disposed or abandoned on or in the Utility Systems except in compliance with Environmental Laws. EMMR and KEM shall promptly inform the other Party, as applicable, and any applicable regulatory body of any actual or claimed violation of applicable Environmental Laws in connection with its activities and EMMR or KEM, as applicable, shall promptly undertake the actions necessary to cure any violation of the Environmental Laws arising or resulting from its activities. Ownership and use by KEM or its Affiliates of the Utilities and Utility Systems shall be in compliance with the Environmental Laws applicable to their respective Activities.

13.2 SPILLS OF HAZARDOUS MATERIALS. EMMR shall promptly notify KEM and each governmental entity with jurisdiction of any spills, releases or leaks of Hazardous Materials that occur arising or resulting from its use of the Utility Systems as required by Environmental Laws. In addition, EMMR shall, at its expense, undertake or cause to be diligently undertaken the activities reasonably necessary to report, investigate, monitor, and remediate the consequences of the spill, release or leak arising or resulting from its activities. Each Party shall keep the other Party timely and reasonably informed regarding its activities pursuant to this Section 13.2.

13.3 REMOVAL OF STORED HAZARDOUS MATERIALS. Before the expiration or termination of this Agreement, and in conformance with the applicable Environmental Laws, EMMR shall, at its expense, cause to be properly removed from the Eagle Mountain Property all Hazardous Materials used in connection with or stored on or within the Utility Systems for which it is responsible and any storage containers associated with such Hazardous Materials shall be removed and/or properly closed.

14. INSURANCE.

14.1 EMMR INSURANCE OBLIGATIONS. EMMR shall, at its sole expense, obtain and maintain (and cause any subcontractors acting on EMMR’s behalf in connection with any activities contemplated by this Agreement to obtain and maintain) throughout the term of this Agreement the following insurance coverage:

a. Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by EMMR in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

b. Commercial Automobile Liability Insurance on an occurrence basis including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence; and

c. Commercial General Liability Insurance on an occurrence basis with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage.

14.2 KEM INSURANCE. KEM shall, at its sole cost and expense, provide and maintain throughout the term of this Agreement the following insurance coverage:

a. Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by KEM or its Affiliates in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

b. Commercial Automobile Liability Insurance on an occurrence basis including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence; and

c. Commercial General Liability Insurance on an occurrence basis with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage.

14.3 GENERAL INSURANCE REQUIREMENTS. Each insurance policy required by EMMR or its subcontractors or by KEM or its Affiliates under this Agreement shall (i) be underwritten by an insurance company licensed to do business in the State of California and having a “General Policyholder’s Rating” of at least A as set forth in the most current issue of “Best’s Insurance Guide”; (ii) if the insurance is to be provided by EMMR or its subcontractors, such insurance shall name KEM as an additional insured on all policies except Workers’ Compensation; (iii) if the insurance is to be provided by KEM or its Affiliates, such insurance shall name EMMR as additional insured on all such polices except Worker’s Compensation and (iv) provide that it may not be materially changed, amended, canceled or allowed to lapse unless thirty (30) days prior written notice is mailed to KEM or to EMMR, as applicable, at the address for notice in this Agreement. Each insurance policy required by this Agreement shall provide that it is primary insurance and not excess over, nor contributory with, any other insurance in force for, or on behalf of, KEM or EMMR, as applicable. Upon request, each Party shall promptly deliver to the other Party a copy of each policy of insurance required by this Agreement within thirty (30) days of the date requested and, if requested, copies of all renewal or replacement policies will be delivered to KEM or EMMR, as applicable not less than the later of (x) fifteen (15) days before the expiration date of each expiring policy (y) ten (10) days after the date of such request. Should EMMR or its subcontractors or KEM or its Affiliates fail to procure or maintain any insurance required by this Agreement, or to deliver such copies of such policies as provided in this Agreement, KEM or EMMR, as applicable, may, at their option, procure the same for the account of the non-performing Party or its applicable subcontractor(s), in the case of EMMR, or, in the case of KEM, its Affiliates, and the cost thereof shall be paid by the applicable Party upon demand.

15. INDEMNIFICATION OBLIGATIONS.

15.1 INDEMNIFICATION BY EMMR. EMMR shall indemnify, defend and hold KEM and its current and future Affiliates and its and their respective current and future employees,

officers, shareholders, members, lenders, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “KEM Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, reasonable fees, costs and expenses of any kind incurred by any Person indemnified under this Agreement in investigating, preparing for, defending against, prosecuting or providing evidence, providing testimony, producing documents, negotiating and entering into settlements or taking other action with respect to any threatened or asserted claim against a Person indemnified under this Agreement (“Legal Expenses”) and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the KEM Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “KEM Losses”), arising from, relating to or caused by: (a) use of the Utilities or the Utility Systems EMMR or any Affiliate, contractor or agent; (b) any negligent or willful act or omission of EMMR, its contractors or agents; (c) any violation by EMMR of the applicable Laws (including any applicable Environmental Laws); and (d) any breach by EMMR of its obligations under this Agreement; provided, however, EMMR will have no obligation to indemnify a KEM Indemnitee for any KEM Loss or group of items of KEM Loss arising out of the same event (x) where the total KEM Loss is less than Fifty Thousand Dollars ($50,000) (y) to the extent the KEM Losses are caused by or attributable to the gross negligence or willful misconduct of the KEM Indemnitee, or (z) to the extent the KEM Losses are caused by or attributable to any breach of this Agreement by KEM or its Affiliates or subcontractors. Without limiting the foregoing, until the total of KEM Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by KEM hereunder and if the KEM Losses exceed the One Hundred Thousand Dollars ($100,000) basket, KEM may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

15.2 INDEMNIFICATION BY KEM. KEM shall indemnify, defend and hold EMMR and its current and future Affiliates and its and their respective current and future employees, officers, shareholders, members, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “EMMR Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, Legal Expenses and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the EMMR Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “EMMR Losses”, and, together with the KEM Losses, “Losses”), arising from, relating to or caused by: (a) the construction, maintenance or operation of the Project; (b) use of the Utilities or Utility Systems by KEM or its Affiliates; (c) any negligent or willful act or omission of KEM, its Affiliates, contractors or agents; (d) any violation or alleged violation by KEM of the applicable Laws (including any applicable Environmental Laws); and (e) any breach by KEM of its obligations under this Agreement; provided, however, KEM will have no obligation to indemnify an EMMR Indemnitee for any EMMR Loss or group of items of EMMR Loss arising out of the same event (x) where the total EMMR Loss is less than Fifty Thousand Dollars ($50,000) (y) to the extent the EMMR Losses are caused by or attributable to the gross negligence or willful misconduct of the EMMR Indemnitee, or (z) to the extent the EMMR Losses are caused by or attributable to any breach of this Agreement by EMMR or its Affiliates or subcontractors. Without limiting the forgoing, until the total of all EMMR Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by EMMR hereunder and if the EMMR Losses exceed the One Hundred Thousand Dollars ($100,000) basket, EMMR may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

15.3 INDEMNIFICATION PROCEDURES.

15.3.1 NOTICE OF A CLAIM. As promptly as practicable, and in any event within thirty (30) days, after a Party shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Losses, for which indemnification is provided for, by Section 15.1 or 15.2 (an “Indemnification Event”), the Party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the Party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, to the extent that such Indemnifying Party is materially prejudiced as a consequence of such failure, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event, and in the event that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure the Indemnifying Party shall not be liable for any expenses directly related to the Losses from such Indemnification Event incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

15.3.2 DEFENSE OF A CLAIM. If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party (the “Controlling Person”) shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 15.1 or 15.2, as the case may be) be entitled to, and the Indemnified Party shall provide the Controlling Person with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Controlling Person shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if (x) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, injunctive relief or other equitable relief would be imposed against the Indemnified Party, (y) in the case of a settlement or consenting to the entry of any judgment, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability and obligations in respect of such Third-Party Claim or (z) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. After written notice by the Controlling Person to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Controlling Person does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 15.3.2 within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Controlling Person, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for in) Section 15.1 or 15.2, as appropriate. Notwithstanding the foregoing provisions of this

Section 15.3.2, the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event the Indemnifying Party shall cease to have any obligation under Section 15.1 or 15.2, as the case may be, in respect of such Third-Party Claim. The Indemnifying Party shall not be liable under this Section 15 for any settlement or compromise effected without its consent.

15.3.3 COOPERATION; MITIGATION. The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense or prosecution of any Third-Party Claim pursuant to Section 15.3.2. Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession and such other information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim. The Parties hereby agree to use commercially reasonable efforts to mitigate any Loss that may be incurred in accordance with applicable Laws.

15.3.4 SUBROGATION. Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

15.3.5 RECOVERY. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (including, without limitation, under any insurance policy for which a claim is made under Section 15.3.6) (a “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

15.3.6 NO LIMITATION. Nothing in this Section 15 shall be deemed to prevent a Party from making a claim under any available insurance policy, in addition to pursuing indemnification under this Agreement.

15.3.7 NO RIGHT OF OFFSET. Neither KEM nor any other KEM Indemnitee shall have any right-of-off set, including, but not limited to, under this Section 15, against any amounts that may now or hereafter be owed to CIL&D (or its successors and assigns) by Buyer, KEM, KEM’s Affiliates and any other party guarantying of securing any such amounts including, but not limited to, the $4.25 million note and the $19 million Note, as defined in the PA.

15.4 LIMITATION ON LIABILITY. KEM shall not be liable to EMMR for failure to furnish Utilities to or for the benefit of EMMR if the failure results from: (i) acts of God; (ii) strikes, lockouts, or other labor disputes; (iii) criminal actions by third parties; (iv) inability to obtain from third parties a proper supply of Utilities or labor, parts or equipment after commercially reasonable efforts; (v) damage to a Utility System caused by EMMR and (vi) any other cause beyond KEM’s reasonable control (including actions of government or governmental agencies).

16. TERM.

16.1 INITIAL TERM. The initial term of this Agreement shall be for a period of forty (40) years from the Closing Date (“Initial Term”) unless sooner terminated as provided in this Agreement.

16.2 EXTENSION OF TERM. If at the end of the Initial Term of this Agreement, the Mining Agreement has been extended as provided pursuant to the terms of the Mining Agreement, then this Agreement shall be automatically extended for up to three (3) additional twenty (20) year periods, provided that EMMR is not then in material default under this Agreement beyond any applicable notice and cure periods, and provided further that such default is cured within such cure period. Should EMMR have any continuing obligations under the Mining Agreement after the expiration or termination of the Mining Agreement (for example, reclamation obligations) that require the use of Utilities or the Utility Systems, the Parties shall negotiate in good faith such additional extensions of this Agreement as shall be required for EMMR to perform such obligations.

17. DEFAULT. The occurrence of any of the following events shall constitute an “Event of Default”:

17.1 NON-PAYMENT OF MONETARY OBLIGATION. Either Party’s failure to pay any monetary amount payable under this Agreement when due, where such delinquency continues for more than ten (10) days after receipt of written notice that such payment is delinquent.

17.2 BREACH OF OBLIGATIONS UNDER THIS AGREEMENT OR OTHER TRANSACTION AGREEMENTS. Failure (i) to perform by a Party any of its obligations hereunder (other than monetary payment obligations as set forth in Section 17.1) or under any of the Transaction Agreements in any material respect, and (ii) to remedy such failure within thirty (30) days after written demand is made therefore by the nondefaulting Party; provided, however, that if the failure to remedy such default is not curable within such thirty (30) day period by the defaulting Party by using commercially reasonable efforts, such thirty (30) day period shall be extended for the period reasonably required to cure the failure so long as (a) the breaching Party is exercising diligence to effectuate a cure as soon as is reasonably practicable and (b) such extended cure period could not be expected to have a material and adverse impact on the non-breaching Party (including Project Interference).

17.3 ASSIGNMENTS. The making of a general assignment by a Party for the benefit of its creditors (other than in the case of KEM to its Financing Parties as permitted in accordance with this Agreement).

17.4 BANKRUPTCY. The filing of any form of voluntary petition in bankruptcy by a Party or the filing of any involuntary petition by a Party’s creditors, if such petition remains not discharged within a period of sixty (60) days.

17.5 RECEIVERSHIP. The appointment of a receiver to take possession of all or substantially all of a Party’s assets, if such receivership is not dissolved within a period of sixty (60) days.

17.6 ATTACHMENT. The attachment or other judicial seizure of substantially all of a Party’s assets, if such attachment or other seizure remains is not dismissed or not discharged within a period of sixty (60) days after the levy thereof.

17.7 INSURANCE. The failure of either Party to maintain the minimum insurance required by Section 14 hereof at all times and such failure is not cured within thirty (30) days following receipt of notice.

18. REMEDIES. Upon the occurrence of an Event of Default and the expiration of any applicable cure periods, the non-defaulting Party shall have all remedies provided by law or equity and as provided in this Agreement. Subsequent to the payment in full of all amounts owed to CIL&D (or its successor and assigns) by KEM’s Affiliates under the $4.25 Million Note and $19 Million Note (as those terms are defined in the PA) (the “CIL&D Payment Date”) the Parties agree that irreparable damage would occur in the event that the obligations under Sections 3, 4, 5, 11, 13, 19.4 and 20.12 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, after the CIL&D Payment Date each of the Parties shall be entitled to seek specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce the terms and provisions of this Agreement. Subsequent to the CIL&D Payment Date, each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

19. TERMINATION. This Agreement shall terminate as expressly provided herein, unless earlier terminated by mutual written consent.

19.1 TERMINATION BY KEM. Upon the occurrence of an uncured Event of Default, KEM may terminate this Agreement, provided, that KEM or its Affiliates are not in default under the PA or the Transaction Agreements. On termination of this Agreement based upon an uncured Event of Default by EMMR, EMMR within thirty (30) days after termination of this Agreement, shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

19.2 TERMINATION BY EMMR. EMMR may at any time terminate this Agreement by giving sixty (60) days advance written notice to KEM. If EMMR terminates this Agreement, EMMR shall perform all obligations and pay all payments which accrue or become due before the termination date. On EMMR’s termination of this Agreement, within thirty (30) days following such termination, EMMR shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

19.3 CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES. During the Term of this Agreement and after termination or expiration under this Section 19.3, EMMR shall remain liable for obligations to KEM and/or third parties arising out of or related to its use of the Utilities and Utility Systems, including liabilities arising out the violation of any Laws and Environmental Laws by EMMR. Similarly, KEM shall remain liable for liabilities to EMMR and/or third parties as provided in this Agreement with respect to any obligations incurred prior to the termination of this Agreement.

19.4 SURRENDER OF THE PROPERTY AND DISPOSITION OF ASSETS ON TERMINATION. On expiration or termination of this Agreement, EMMR shall promptly cease use of the Utility Systems. This provision shall survive expiration or termination of this Agreement.

20. MISCELLANEOUS

20.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, and to the extent applicable in accordance with the laws of the United States.

20.2 ATTORNEYS’ AND OTHER FEES. Should any Party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing Party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include reasonable attorneys’ fees, accountants’ fees, and any and all other similar reasonable fees incurred in connection with the action or proceeding and preparation therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

20.3 AUTHORITY. The undersigned are authorized to execute and enter into this Agreement for and on behalf of their respective Party.

20.4 ENTIRE AGREEMENT AND AMENDMENT. This Agreement, the exhibits and schedules attached hereto and the Transaction Agreements, and the exhibits and schedules attached thereto, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and this Agreement may only be amended in a writing executed by the Parties to this Agreement.

20.5 WAIVER. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered or construed or deemed to be a waiver of any provision or any breach of any provision of this Agreement or deprive that Party of the right to thereafter to insist upon strict adherence to that term or provision or any other term or provision of this letter agreement. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless such Party shall have expressly waived the same in writing. No delay or omission on the part of either Party in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

20.6 FURTHER ASSURANCES AND CONSENTS. Each Party hereto shall from and after the date hereof execute and acknowledge such further instruments and documents and perform such additional acts as any other Party may reasonably request to effectuate the intent of this Agreement; provided, however, that no such requests may require any Party to make any material expenditure that is not reimbursed by the requesting Party. In addition, this Agreement is deemed by KEM and EMMR to provide each Party with all consents that such Party may need to carry out its respective activities at the Eagle Mountain Property as permitted under this Agreement, including all consents that may be required or requested by governmental or quasi-governmental authorities in approving the Project or the use, maintenance, repair, rehabilitation or modification of the Utility Systems. However, should EMMR or KEM be required by any governmental or quasi-governmental authorities to provide additional or further property owner consents, KEM shall promptly and freely provide such consents as necessary with respect to any activities undertaken in compliance with this Agreement. KEM and EMMR shall not protest or negatively comment on any application by the other Party for any permit or approval necessary for that Party to conduct its activities at the Eagle Mountain Property as contemplated by this Agreement, whether now pending or later filed, or revisions, amendments or additions thereto so long as such permit, revisions, amendments, or additions do not have a material adverse effect on the rights of KEM or EMMR, as the case may be, under this Agreement or result in any Project Interference.

20.7 HEADINGS. Headings at the beginning of each section and subsection are solely for the convenience of the Parties and are not a part of this Agreement.

20.8 NOTICES. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party, at the addresses set forth below, or to such other address as said Party may hereafter or from time to time designate by written notice to the other Party. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon receipt of the same by the Party to which it is addressed; provided, however, any facsimile sent after 4:00 p.m. (California time) shall be deemed received on the next succeeding business day.

TO EMMR:	WITH A COPY TO:

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC	EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605 Email:	Facsimile: 909.944.6605 Email: terry@cild.co

TO KEM:	WITH A COPY TO
(which shall not constitute notice):

KAISER EAGLE MOUNTAIN, LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494 Email: ddivine@eaglecrestenergy.com	Email: Kevin.Ehrhart@lw.com

20.9 MEMORANDUM OF AGREEMENT. A memorandum of this Agreement shall be prepared and signed by the Parties, notarized, and recorded in Riverside County, California. This agreement shall be, and shall be deemed, to be a covenant that runs with the land.

20.10 BENEFICIARIES. Eagle Crest and CIL&D shall each, respectively, be deemed an intended, third party beneficiary of this Agreement, and all of KEM’s rights relating to this Agreement shall inure to the benefit of, and may be exercised by, Eagle Crest. Except as provided in the foregoing sentence or as may be separately agreed by the Parties in writing, including pursuant to a consent agreement entered into with the Financing Parties pursuant to Section 20.14 below, no party shall be deemed a third party beneficiary of this Agreement.

20.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same document.

20.12 ARBITRATION OF DISPUTES. Prior to the CIL&D Payment Date any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims under any applicable Law) arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement (hereinafter, a “Dispute”), may be resolved by the Parties through litigation in the California Superior Courts located in Los Angeles County, California, including, where appropriate, by seeking equitable relief under Section 17 of this Agreement. After the CIL&D Payment Date, all disputes shall be resolved by final and binding, arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) AFTER THE CIL&D PAYMENT DATE ANY PARTY MAY SEND ANOTHER PARTY OR PARTIES WRITTEN NOTICE IDENTIFYING THE MATTER IN DISPUTE AND INVOKING THE PROCEDURES OF THIS SECTION 24.12 (THE “DISPUTE NOTICE”). WITHIN FOURTEEN (14) DAYS FROM DELIVERY OF THE DISPUTE NOTICE, EACH PARTY INVOLVED IN THE DISPUTE SHALL MEET AT A MUTUALLY AGREED LOCATION IN LOS ANGELES, CALIFORNIA, FOR THE PURPOSE OF DETERMINING WHETHER THEY CAN RESOLVE THE DISPUTE THEMSELVES BY WRITTEN AGREEMENT, AND, IF NOT, WHETHER THEY CAN AGREE UPON AN IMPARTIAL THIRD-PARTY ARBITRATOR (THE “ARBITRATOR”) TO WHOM TO SUBMIT THE MATTER IN DISPUTE FOR FINAL AND BINDING ARBITRATION. IN THE EVENT THE MATTER IN DISPUTE INVOLVES MORE THAN FIVE MILLION DOLLARS IN CLAIMED DAMAGES, THEN ANY PARTY TO THE DISPUTE MAY UPON WRITTEN DEMAND MADE ON OR BEFORE THREE (3) DAYS FOLLOWING THE MEETING OF THE PARTIES AS PROVIDED IN THIS SECTION 20.12(A) REQUIRE THAT THE ARBITRATION BE CONDUCTED BY A PANEL OF THREE (3) ARBITRATORS.

(b) IF SUCH PARTIES FAIL TO RESOLVE THE DISPUTE BY WRITTEN AGREEMENT OR AGREE ON THE ARBITRATOR(S) WITHIN THE LATER OF FOURTEEN (14) DAYS FROM ANY SUCH INITIAL MEETING OR WITHIN THIRTY (30) DAYS FROM THE DELIVERY OF THE DISPUTE NOTICE, ANY SUCH PARTY MAY MAKE WRITTEN APPLICATION TO JAMS, INC. (OR ITS SUCCESSOR, “JAMS”), IN LOS ANGELES, CALIFORNIA FOR THE APPOINTMENT OF A SINGLE ARBITRATOR OR PANEL OF ARBITRATORS AS PROVIDED ABOVE TO RESOLVE THE DISPUTE BY ARBITRATION. THE ARBITRATION WILL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES AND ITS RECOMMENDED ARBITRATION DISCOVERY PROTOCOLS. AT THE REQUEST OF JAMS THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET WITH JAMS AT ITS OFFICES WITHIN FOURTEEN (14) DAYS OF SUCH REQUEST TO DISCUSS THE DISPUTE AND THE QUALIFICATIONS AND EXPERIENCE WHICH EACH PARTY RESPECTIVELY BELIEVES THE ARBITRATOR(S) SHOULD HAVE; PROVIDED, HOWEVER, THAT THE SELECTION OF THE ARBITRATOR(S) SHALL BE THE EXCLUSIVE DECISION OF JAMS AND SHALL BE MADE WITHIN THIRTY (30) DAYS OF THE WRITTEN APPLICATION TO JAMS.

(c) WITHIN SIXTY (60) DAYS OF THE SELECTION OF THE ARBITRATOR(S), OR SUCH OTHER LONGER TIME AS THE PARTIES MAY MUTUALLY AGREE UPON, THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET IN LOS ANGELES, CALIFORNIA WITH SUCH ARBITRATOR(S) AT A PLACE AND TIME DESIGNATED BY SUCH ARBITRATOR(S) AFTER CONSULTATION WITH SUCH PARTIES AND PRESENT THEIR RESPECTIVE POSITIONS ON THE DISPUTE. THE PERIOD OF DISCOVERY SHALL BE AT LEAST FORTY (40) DAYS UNLESS OTHERWISE AGREED BY THE PARTIES. UNLESS OTHERWISE SPECIFIED BY THE ARBITRATOR(S), EACH PARTY SHALL HAVE NO LONGER THAN TWO (2) DAYS TO PRESENT ITS POSITION, THE ENTIRE PROCEEDINGS BEFORE THE ARBITRATOR(S) SHALL BE NO MORE THAN FIVE (5) CONSECUTIVE DAYS, AND THE DECISION OF THE ARBITRATOR(S) SHALL BE MADE IN WRITING NO MORE THAN THIRTY (30) DAYS FOLLOWING THE END OF THE PROCEEDING. SUCH AN AWARD SHALL BE A FINAL AND BINDING DETERMINATION OF THE DISPUTE AND SHALL BE FULLY ENFORCEABLE AS AN ARBITRATION DECISION IN ANY COURT HAVING JURISDICTION AND VENUE OVER SUCH PARTIES. THE DECISION SHALL BE MADE IN ACCORDANCE WITH THIS AGREEMENT AND APPLICABLE LAW. THE PREVAILING PARTY OR PARTIES (AS DETERMINED BY THE ARBITRATOR(S)) SHALL IN ADDITION BE AWARDED BY THE ARBITRATOR(S) SUCH PARTY’S OR PARTIES’ OWN REASONABLE LEGAL FEES AND EXPENSES IN CONNECTION WITH SUCH PROCEEDING. THE PARTIES SHALL SHARE EQUALLY IN THE PAYMENT OF THE ARBITRATOR(S)’ FEES AND EXPENSES REGARDLESS OF WHO IS THE PREVAILING PARTY OR PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THIS SECTION 20.12 SHALL NOT APPLY TO ANY REQUEST BY ANY PARTY TO THIS AGREEMENT FOR TEMPORARY, PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF OR OTHER FORMS OF EQUITABLE RELIEF PERMITTED UNDER SECTION 18; PROVIDED, THAT ANY CONTROVERSY ARISING OUT OF SUCH REQUEST FOR RELIEF (OTHER THAN ON THE QUESTION OF THE INJUNCTIVE OR OTHER EQUITABLE RELIEF BEING SOUGHT) SHALL BE SETTLED PURSUANT TO BINDING ARBITRATION PURSUANT TO THIS SECTION 20.12.

(d) ALL OFFERS, PROMISES, CONDUCT AND STATEMENTS, WHETHER ORAL OR WRITTEN, MADE IN THE COURSE OF THE INFORMAL DISCUSSIONS BY ANY OF THE PARTIES IN CONNECTION WITH THE SETTLEMENT OR ATTEMPTED SETTLEMENT OF ANY DISPUTES ARISING HEREUNDER, THEIR AGENTS, EMPLOYEES, EXPERTS, AND ATTORNEYS ARE CONFIDENTIAL, PRIVILEGED AND INADMISSIBLE FOR ANY PURPOSE, INCLUDING IMPEACHMENT, IN ANY ARBITRATION OR OTHER PROCEEDING INVOLVING THE PARTIES, PROVIDED THAT EVIDENCE THAT IS OTHERWISE ADMISSIBLE OR DISCOVERABLE SHALL NOT BE RENDERED INADMISSIBLE OR NON-DISCOVERABLE AS A RESULT OF ITS USE IN THE INFORMAL DISCUSSIONS.

20.13 TRANSFER. The rights and interests of EMMR under this Agreement may only be conveyed, assigned or otherwise transferred in whole or in part (i) to any Affiliate of EMMR which expressly assumes the obligations of EMMR hereunder with reasonable prior, written notice to KEM, and (ii) to any other person subject to the prior written consent of KEM, which consent shall not be unreasonably delayed, conditioned or withheld, and the rights and obligations shall extend to its successors and assigns; provided, however, any transfer under clause (i) above may be conditioned upon such transferee delivering to KEM documentation reasonably satisfactory to KEM whereby such transferee expressly assumes the obligations of EMMR hereunder; provided, further, in connection with the transfer by KEM of its interest in the Eagle Mountain Property, the rights of KEM under this Agreement shall automatically be transferred without the consent of EMMR to the transferee of KEM’s interest in the Eagle Mountain Property and, subject to Section 20.14 below, KEM may not transfer its rights under this Agreement separate and apart from its interest in the Eagle Mountain Property. Any transfer made in violation of this Section 20.13 shall be null and void and of no force and effect.

20.14. ASSIGNMENT BY KEM TO FINANCING PARTIES. Notwithstanding anything to the contrary herein (including Section 20.13), EMMR agrees that KEM may at any time pledge, collaterally assign, encumber, or grant a security interest in its rights under this Agreement to any of the Financing Parties without the need for any consent from EMMR. EMMR agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by KEM, execute and deliver to KEM and KEM’s Financing Parties, as designated in such request, such commercially reasonable estoppel certificates and consent and collateral assignment agreements in connection with any such assignment, providing for terms and conditions customary to similar project finance transactions in California and otherwise reasonably acceptable to EMMR and such Financing Parties. Upon the request of KEM, EMMR will reasonably cooperate at KEM’s expense in the financing or refinancing of the Project, including in the making of any filings required by KEM for regulatory compliance or obtaining governmental approvals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the KEM and EMMR have executed this Agreement to be effective as of the Closing Date.

“EMMR”

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	President

[Signatures continue on the following page]

(Signature page to Water and Utilities Joint Use Agreement – Eagle Mountain)

“KEM”

KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

(Signature page to Water and Utilities Joint Use Agreement – Eagle Mountain)

THE EXHIBITS AND/OR SCHEDULES TO THIS AGREEMENT

OR INSTRUMENT ARE NOT BEING FILED BUT WILL BE

FURNISHED TO THE SECURITIES AND EXCHANGE

COMMISSION UPON THE REQUEST OF THE SECURITIES AND

EXCHANGE COMMISSION.